Exhibit 99.2

JOINT FILING AGREEMENT

This Agreement is made this 29th day of September, 2014, by and among each of the undersigned.

WHEREAS, each of the undersigned is required to file Schedule 13D with respect to ownership of securities in Eldorado Resorts, Inc.;

NOW, THEREFORE, the undersigned agree to file only one Schedule 13D reflecting their combined beneficial ownership of securities in Eldorado Resorts, Inc., and each of the undersigned hereby designates and appoints the other as his attorney-in-fact with full power of substitution for each of them, each acting singly, to sign, file and make any further amendments to such Schedule 13D.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the date first written above.

Recreational Enterprises, Inc.

By:	/s/ Donald L. Carano
Name: Donald L. Carano
Title: President

Donald L. Carano Family Trust

By:	/s/ Donald L. Carano
Name: Donald L. Carano
Title: Trustee

/s/ Donald L. Carano
Donald L. Carano

[Signature Page — 13D Joint Filing Agreement]